UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2008

CVS CAREMARK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-01011	05-0494040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive, Woonsocket, Rhode Island 02895
(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 765-1500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Effective March 22, 2007, pursuant to the Agreement and Plan of Merger dated as of November 1, 2006, as amended (the “Merger Agreement”), Caremark Rx, Inc. (“Caremark”) was merged with and into a newly formed subsidiary of CVS Corporation, with the CVS subsidiary continuing as the surviving entity (the “Caremark Merger”). Following the merger, the Company changed its name to CVS Caremark Corporation (the “Company”).

The following unaudited pro forma financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined companies for the period presented or that will be achieved by the combined companies in the future. The pro forma financial information should be read in conjunction with the Company’s audited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 29, 2007(1)

In millions, except per share amounts	CVS Caremark Corporation December 29, 2007	Caremark (7) March 21, 2007	Pro Forma Adjustments			Pro Forma Combined (6) December 29, 2007
Net revenue	$76,329.5	$8,410.6		$(941.5	)(2)	$83,798.6
Cost of revenues	60,221.8	7,850.3		(941.5	)(2)	67,130.6
Gross profit	16,107.7	560.3		—		16,668.0
Selling, general and administrative expenses	11,314.4	71.4		37.1	(3)	11,422.8
Operating profit	4,793.3	488.9		37.1		5,245.2
Interest expense (income), net	434.6	(12.8)		24.4	(4)	446.2
Earnings/(loss) before income tax provision/(benefit)	4,358.7	501.7		(61.5)		4,799.0
Income tax provision/(benefit)	1,721.7	119.5		54.4	(5)	1,895.6
Net earnings/(loss)	2,637.0	382.2		(115.9)		2,903.4
Preference dividends, net of income tax benefit	14.2	—		—		14.2
Net earnings/(loss) available to common stockholders	$2,622.8	$382.2		$(115.9)		$2,889.2

Basic earnings per common share:
Net earnings	$1.97		$			$1.76
Weighted average common shares outstanding	1,328.2			312.7		1,640.9

Diluted earnings per common share:
Net earnings	$1.92		$			$1.72
Weighted average common shares outstanding	1,371.8			312.7		1,684.5
Dividends declared per common share	$0.22875			—		$0.22875

(1)
The pro forma combined results of operations assume that the Caremark Merger occurred at the beginning of the period presented. These results have been prepared by adjusting the historical results of the Company to include the historical results of Caremark, incremental interest expense and the impact of the purchase price allocation.

(2)
Inter-company revenues that occur when a Caremark customer uses a CVS/pharmacy retail store to purchase covered merchandise were eliminated. This adjustment had no impact on pro forma net earnings or pro forma earnings per share.

(3)
Represents the adjustment to record estimated incremental depreciation and amortization on identifiable intangible assets over their respective useful lives. Property and equipment includes proprietary technology ($108.1 million) with an estimated weighted average life of 3.5 years, while intangible assets include customer contracts and relationships ($2.9 billion) with an estimated weighted average life of 14.7 years, favorable leaseholds ($12.7 million) with an estimated weighted average life of 6.2 years, covenants not to compete ($9.0 million) with an estimated average life of 2 years and trade names ($6.4 billion), which are indefinitely lived.

(4)	Represents the adjustment to record the pro forma interest expense on the long-term debt used to fund the dividend paid to Caremark shareholders utilizing an interest rate of 5.8%.
(5)	Represents the adjustment to record the pro forma combined income tax provision at the estimated effective income tax rate of the combined company.

(6)
The pro forma combined results of operations do not include any cost savings that may result from the combination of the Company and Caremark or any estimated costs that will be incurred by the Company to integrate the businesses.

(7)
The Caremark results of operations exclude $80.3 million pre-tax ($48.6 million after-tax) of stock option expense associated with the accelerated vesting of certain Caremark stock options, which vested upon consummation of the merger due to change-in-control provisions of the underlying Caremark stock option plans. The pro forma combined results also exclude $42.9 million pre-tax ($25.9 million after-tax) related to change in control payments due upon the consummation of the merger due to change-in-control provisions in certain Caremark employment agreements. In addition, the pro forma combined results of operations exclude merger related costs of $144.7 million pre-tax ($98.5 million after-tax), which primarily consist of investment banker fees, legal fees, accounting fees and other merger related costs incurred by Caremark.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CAREMARK CORPORATION

Date:	September 5, 2008	By:	/s/ David B. Rickard
			Name:	David B. Rickard
			Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer